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                                                                    EXHIBIT 4(e)


                              "ENGLISH TRANSLATION"

             PRIVATE INSTRUMENT FOR DEBT ASSUMPTION, ASSIGNMENT AND
                             TRANSFER No. RI0.13/02

By this present private instrument, as the first of the parties hereto, ERICSSON TELECOMUNICACOES S.A., a Corporation with headquarters at Rua Maria Prestes Maia No. 300, 4(0) andar, in the City of Sao Paulo, State of Sao Paulo, enrolled at the CNPJ/MF [General Taxpayer registry of the Ministry of Finances] under No. 33.067.745/0001-27, through its legal representatives below signing, hereinafter called CONTRACTING PARTY, and TELEPARA CELULAR S.A., as the second of the Parties hereto, a Corporation with headquarters at Travessa Rui Barbosa 931 - 6(0) andar, in the City of Belem, State of Para, enrolled at the CNPJ/MF under No. 02.361.554/0001-40, through its legal representatives below signing, hereinafter called CONTRACTED PARTY, have agreed upon the terms and conditions of this PRIVATE INSTRUMENT FOR DEBT ASSUMPTION, ASSIGNMENT AND TRANSFERENCE, which shall be ruled by the following clauses and conditions:

      1) The Contracting Party, due to the Private Instrument for Debt Assumption, Assignment and Transference No. RI0.13/01, signed on September 27th, 2000, became debtor of the BANCO BBA CREDITANSTALT S.A., [hereinafter called "CREDITOR" of the amount, in Brazilian currency, equivalent to US$ 10,501,217.90 [ten million, five hundred and one thousand, two hundred and seventeen United States dollars and ninety cents], accrued by financial charges calculated on a base of 4.15% [four point fifteen percent] per year over the LIBOR for 06 [six] months deposits, readjustable half-yearly, falling upon the debtor balance of the principal from September 27th, 2000 on, the financial charges having to be paid half-yearly, and the principal on the maturity, i.e. September 12th, 2003, and shall fall upon the interests, income tax calculated at the rate of 15% [fifteen per cent], considering that for the calculation of the Income Tax, it shall be calculated on the base of 1.75% p.a. [one point seventy five per cent] per year, over the LIBOR for 6 months deposits, and that the exchange closing shall be made always 02 [two] working days prior the maturity of each installment of the financial charges and of the principal, as below:

                  --------------------------------------------------------
                  INSTALLMENT          MATURITY DATE           PAYMENT DATE
                  --------------------------------------------------------
                       1                03/26/2001              03/22/2001
                  --------------------------------------------------------
                       2                09/24/2001              09/20/2001
                  --------------------------------------------------------
                       3                03/22/2002              03/20/2002
                  --------------------------------------------------------
                       4                09/17/2002              09/13/3002
                  --------------------------------------------------------
                       5                03/18/2003              03/14/2003
                  --------------------------------------------------------
                       6                09/12/2003              09/10/2003
                  --------------------------------------------------------
                   PRINCIPAL            09/12/2003              09/10/2003
                  --------------------------------------------------------


      2) The Contracting Party, through this instrument, transfers to the Contracted Party which, by its turn accepts and assumes in this act the debt described in Item 1 above, which shall be paid-off by the Contracted Party to the Creditor, in the amount equivalent in Brazilian currency, to US$ 10,501,217.90 [ten million, five hundred and one thousand, two hundred and seventeen United States dollars and ninety cents], plus all financial charges falling upon, observing the dispositions of Clause 5.2 of the Private Instrument for Debt Assumption, Assignment and Transference No. RI0.13/01.

      2.1) The Creditor appears before this instrument to declare that he is aware and agrees with the Transference now made.

      2.2) The Contracted Party assumes, from now on, any increases of the Income Tax which may accrue upon the remittance of interests abroad, and any contributions, even being provisional, as well as any tributes, taxes, contributions, deposits of any kind, fees or other tax impositions and expenses which

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            fall upon or which may fall upon on any payments to be made to the
            Creditor and to the Foreign Creditors.

      3) For the debt assumption now contracted, the Contracting Party is paying in this act, to the Contracted Party, the amount of R$19,433,553.85 [nineteen million, four hundred and thirty three thousand, five hundred and fifty three Reais and eighty five centavos], equivalent on this date to US$ 10,501,217.90 [ten million, five hundred and one thousand, two hundred and seventeen United States dollars and ninety cents].

      4) The Contracted Party agrees, from now on, that the settlement of the debt before the Creditor shall be executed by the Contracting Party, nominated in this act as Attorney-in-Fact for such purpose. On the other hand the Contracted Party obliges itself to deliver to the Contracting Party, which obliges itself also to receive, in the respective "Payment Dates" stipulated in Clause 1 of this Contract [hereinafter called "Settlement Date"] the equivalent in Brazilian currency of the amount of the debt [hereinafter called "Equivalent Amount"], amount which shall be obtained at the exchange closing date by the corresponding US dollar rate applicable to the Financing Contract for the Import of Tangible Goods.

      5) The obligations of the Contracting Party derived from this contract shall be considered definitively accomplished by the deliver to the Banco BBA Creditanstalt S.A. of the following:

                  a)       The funds mentioned in Clause 3; and

                  b) The necessary documentation so the Contracted Party may comply with its assumed obligations, which the Parties hereto accept and agree to be the described in Annex 1.

      5.1) The Parties shall take all the necessary steps, and sign any requested documents in order to allow the remittance of the funds abroad ["Equivalent Amount"];

      5.2) The Contracted Party shall exempt the Contracting Party of any responsibility related to the risk of exchange and transference of the "Equivalent Amount" abroad, this risk being the entire responsibility of the Contracted Party.

      6) The Contracting Party answers, for all legal purposes, for the existence and correct formalization of the assumed debt before the Original Creditor, exempting, therefore, the Contracted Party of any responsibility related to the validity and existence of the debt.

      7) As a guarantee for the obligations assumed in this present instrument, the Contracted Party issues and delivers, in this act, to the Creditor, 01 [one] Promissory Note in the amount of US$12,601,461.48 [twelve million, six hundred and one thousand, four hundred and sixty one US dollars and forty eight cents], with maturity on September 12th, 2003.

      8) All communications between the Parties, or the notices related to this present instrument shall be written and delivered personally or sent by registered mail, pre-paid postage, or by telex, telegram, fax cablegram, to the address of the addressee, indicated for such purpose in the preamble of this instrument. All communications shall be valid from the date of their deliver.

      9) The Contracted Party cannot cede or transfer, in its totality or part, the compromises and obligations derived from this instrument, without the concurrence of the Creditor.

      10) This present instrument is executed in an irrevocable and unchangeable form, obliging all Parties and their successors.

      11) The Brazilian laws shall rule this contract. The Parties hereto elect the Central Venue of the City of Sao Paulo, State of Sao Paulo, as being the competent venue to solve any divergences derived from this

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            Instrument. The Party obliging the other one to use the legal ways to enforce its rights shall be responsible for the payment of the lawyer's fees, besides the judicial costs and expenses.


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And having agreed upon, the Parties sign this present instrument in 03 [three]
copies with the same tenor and form, for this sole purpose, in the presence of the witnesses below signing.

Sao Paulo, September 27th, 2000


Ericsson Telecomunicacoes S.A


Telepara Celular S.A.


Banco BBA Creditanstalt S.A.


Guarantor:


Tele Norte Participacoes S.A.


Witnesses


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 ANNEX I TO THE PRIVATE INSTRUMENT FOR DEBT ASSUMPTION, ASSIGNMENT AND TRANSFER
                                  No. RI0.13/02

As stipulated in Item "b" of Clause 5 of the Instrument above mentioned, the Contracting Party obliges itself to deliver to the Contracted Partye the documents below:

      1) The foreign exchange purchase documents by the remittance of the amounts abroad, in accordance with the legislation in force;

      2) Legalized copy of the Articles of Incorporation or Statute of the Contracting Party and the minutes of the General Meeting, which elected the Board of Directors, now in office, of the Contracted Party.

CONTRATO/RIO 13/02


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